                                  SCHEDULE 14A
                                  ------------
                                 (RULE 14A-101)
                                 --------------
                    INFORMATION REQUIRED IN PROXY STATEMENT
                    ---------------------------------------
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-12
                                         -----------

                              STRYKER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

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

                              STRYKER CORPORATION
                                 P.O. BOX 4085
                         KALAMAZOO, MICHIGAN 49003-4085

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 2003
                            ------------------------

     The Annual Meeting of Stockholders of Stryker Corporation will be held on Tuesday, April 22, 2003, at 2:00 p.m., at the Radisson Plaza Hotel at The Kalamazoo Center, Kalamazoo, Michigan, for the following purposes:

     1. To elect seven directors;

     2. To consider and act upon ratification of the adoption of the Company's Performance Incentive Award Plan; and

     3. To transact such other business as may properly come before the meeting.

     All stockholders are cordially invited to attend the meeting. Only holders of record of Common Stock at the close of business on February 28, 2003 are entitled to notice of and to vote at the meeting. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy.

     A copy of the Company's 2002 Annual Report is enclosed.

                      STOCKHOLDERS ARE URGED TO COMPLETE,
                      DATE AND SIGN THE ENCLOSED PROXY AND
                     RETURN IT IN THE ACCOMPANYING ENVELOPE

                                          Dean H. Bergy
                                          Secretary
March 19, 2003

                              STRYKER CORPORATION
                                 P.O. BOX 4085
                         KALAMAZOO, MICHIGAN 49003-4085
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Stryker Corporation of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 22, 2003, and at all adjournments thereof. The solicitation will begin on or about March 19, 2003.

     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, a proxy will be voted FOR the election of the seven nominees named under "Election of Directors," unless authority to do so is withheld with respect to one or more of such nominees, and FOR the ratification of the Performance Incentive Award Plan. A stockholder may revoke a proxy at any time prior to the voting thereof. In addition, a proxy may be voted in the discretion of the proxyholders with respect to such other business as may properly come before the meeting.

     Brokers holding shares of Common Stock for beneficial owners must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote those shares in their discretion. Directors will be elected by a plurality of the votes cast at the meeting. Approval of the ratification of the Performance Incentive Award Plan will require a majority of the votes cast. Votes that are withheld with respect to the election of directors and abstentions with respect to the ratification of the Performance Incentive Award Plan will be excluded entirely from the calculation and will have no effect on the outcome.

     There were outstanding as of the close of business on February 28, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, 198,324,029 shares of Common Stock of the Company. Each share is entitled to one vote on each matter brought before the meeting.

     Any proposal that a stockholder may desire to present to the 2004 Annual Meeting must be received by the Company at the above address on or prior to November 19, 2003 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy for such meeting.

                      BENEFICIAL OWNERSHIP OF MORE THAN 5%
                        OF THE OUTSTANDING COMMON STOCK

     As used in this proxy statement, "beneficial ownership" means the sole or shared power to direct the voting and/or disposition of shares of Common Stock. In addition, a person is deemed to have beneficial ownership of any shares of Common Stock that such person has the right to acquire within 60 days.

     The following table sets forth certain information, as of December 31, 2002 unless otherwise indicated, with respect to the beneficial ownership of Common Stock by the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                                 PERCENT OF
OF BENEFICIAL OWNER                                           NUMBER OF SHARES     CLASS
-------------------                                           ----------------   ----------
Advisory Committee for the Stryker Trusts(1)................     59,283,992        29.93%
490 West South Street
Kalamazoo, Michigan 49007

---------------

(1) Based solely upon information as of December 31, 2002 contained in a
    Schedule 13G amendment filed with the Securities and Exchange Commission on February 14, 2003. Under the terms of the trust agreement establishing certain trusts for the benefit of members of the Stryker family (the "Stryker Trusts"), an Advisory Committee, consisting of Jon L. Stryker, Pat Stryker, Ronda E. Stryker, Gerard Thomas and Elizabeth S. Upjohn-Mason, has full voting and disposition power with respect to 44,301,767 shares of Common Stock owned by the Stryker Trusts. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trusts, including voting and disposition. Members of the Advisory Committee beneficially own in the aggregate an additional 14,982,225 shares of Common Stock in their individual or other capacities, as to which they have sole voting and disposition power except for 902,440 shares as to which Mrs. Upjohn-Mason has shared voting and disposition power.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the ownership of shares of Common Stock by the current directors of the Company, all of whom are standing for reelection, the Named Executives referred to under the caption "Executive Compensation" and all executive officers and directors of the Company as a group.

                                                                NUMBER OF SHARES AND
                                                                PERCENT OF CLASS OF
                                                                COMMON STOCK OF THE
                                                                   COMPANY OWNED
                                                                 BENEFICIALLY AS OF
NAME                                                            JANUARY 31, 2003(1)
----                                                            --------------------
John W. Brown...............................................          9,861,756(4.97%)
Howard E. Cox, Jr...........................................            413,400
Donald M. Engelman, Ph.D....................................             77,800
Jerome H. Grossman, M.D.....................................            159,000
Stephen Si Johnson..........................................            477,585
James R. Lawson.............................................             86,000
John S. Lillard.............................................            187,821
Edward B. Lipes.............................................            378,821
William U. Parfet...........................................             77,000
David J. Simpson............................................            797,360
Ronda E. Stryker............................................         47,886,105(24.16%)(2)
Executive officers and directors as a group (14 persons)....         60,976,813(30.42%)(2)

---------------

(1) Except for the shared beneficial ownership of shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock," such persons hold sole voting and disposition power with respect to the shares shown in this column. Includes 654,000 shares for Mr. Brown, 69,000 shares for Mr. Cox, 73,000 shares for Dr. Engelman, 69,000 shares for Dr. Grossman, 276,000 shares for Mr. Johnson, 86,000 shares for Mr. Lawson, 27,000 shares for Mr. Lillard, 270,000 shares for Mr. Lipes, 37,000 shares for Mr. Parfet, 294,000 shares for Mr. Simpson, 11,000 shares for Ms. Stryker and 2,262,400 shares for executive officers and directors as a group that may be acquired within 60 days after January 31, 2003 upon exercise of options. Does not include 764,026 shares of Common Stock owned by the Company's Savings and Retirement Plans that are voted as directed by the Company, except in the case of certain non-routine matters that do not include the election of directors or ratification of the Performance Incentive Award Plan as to which the individual participants, including executive officers, may give voting instructions. Such number of shares does not exceed 5,000 in the case of any executive officer. Ownership percentages representing less than one percent of the class outstanding have been omitted.

(2) Includes the shared beneficial ownership of shares of Common Stock held in the Stryker Trusts and attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock." 15,233,400 of the shares in the Stryker Trusts are held for the benefit of Ms. Stryker.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. All of the nominees listed below are currently members of the Board of Directors. The nominees for directors have consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Should additional persons be nominated for election as directors, the seven persons receiving the greatest number of votes shall be elected.

     The following information respecting the nominees has been furnished by them.

              NAME, AGE, PRINCIPAL OCCUPATION                   DIRECTOR
                   AND OTHER INFORMATION                         SINCE
              -------------------------------                   --------

JOHN W. BROWN, age 68.......................................      1977
  Chairman of the Board, since January 1981, and President
  and Chief Executive Officer of the Company, since February
  1977. Also a director of National City Corporation, a
  bank, the American Business Conference, an association of
  mid-size growth companies, and the Advanced Medical
  Technology Association.

HOWARD E. COX, JR., age 59..................................      1974
  Partner of Greylock and its affiliated venture capital
  partnerships, since August 1971. Also a director of
  Landacorp, Inc., a developer of medical software for
  managed care organizations and hospitals.

DONALD M. ENGELMAN, PH.D., age 62...........................      1989
  Eugene Higgins Professor of Molecular Biophysics and
  Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical
  School. Chair of the Science and Technology Steering
  Committee of the Brookhaven National Laboratory, since
  2000. Member, National Academy of Science, since April
  1997.

JEROME H. GROSSMAN, M.D., age 63............................      1982
  Director of the Harvard/Kennedy School Health Care
  Delivery Policy Program at Harvard University, since 2001.
  Chairman and Chief Executive Officer of Lion Gate
  Management Corporation, the holding company for a group of endeavors to advance the health care delivery system,
  since 1999. Also, Chairman Emeritus of New England Medical
  Center, Inc., where he served as Chairman and CEO from
  1979 to 1995, honorary physician at the Massachusetts
  General Hospital and Adjunct Professor of Medicine at
  Tufts University School of Medicine. Also a director of
  Landacorp, Inc., a developer of medical software for
  managed care organizations and hospitals.

JOHN S. LILLARD, age 72.....................................      1978
  Chairman of Wintrust Financial Corporation, a bank holding company, since May 1998. Prior thereto, Corporate Director and Consultant from January 1996 to April 1998 and
  Chairman-Founder of JMB Institutional Realty Corp., a
  registered real estate investment advisory firm, from
  January 1992 to December 1995, and President thereof from
  April 1979 to January 1992. Also a director of Lake Forest
  Bank & Trust Company, a bank.

              NAME, AGE, PRINCIPAL OCCUPATION                   DIRECTOR
                   AND OTHER INFORMATION                         SINCE
              -------------------------------                   --------
WILLIAM U. PARFET, age 56...................................      1993
  Chairman and Chief Executive Officer of MPI Research,
  Inc., a drug safety and pharmaceutical development
  company, since May 1999; Co-Chairman between October 1995
  and May 1999. Prior thereto, President and Chief Executive
  Officer of Richard-Allan Medical Industries, Inc., a
  manufacturer of medical products, from October 1993. Prior thereto, Vice Chairman of the Board of The Upjohn Company, a manufacturer of pharmaceutical, chemical and
  agricultural products, April 1992 to September 1993,
  President thereof from January 1991 to April 1992 and
  Executive Vice President from January 1989 to January
  1991. Also a director of Pharmacia Corporation, a
  pharmaceutical and healthcare company, CMS Energy
  Corporation, a global utility and energy company, Monsanto
  Company, a provider of agricultural products that improve
  farm productivity, and PAREXEL International Corporation,
  a provider of contract research, medical marketing and
  consulting services to the pharmaceutical, biotechnology
  and medical device industries.

RONDA E. STRYKER, age 48....................................      1984
  Granddaughter of the founder of the Company and daughter
  of the former President of the Company. Also Vice Chairman and a director of Greenleaf Trust, a bank, Vice Chairman
  and a trustee of Kalamazoo College, Vice President and a
  trustee of the Kalamazoo Institute of Arts and a trustee
  of the Kalamazoo Community Foundation and Spelman College.

     The Board of Directors has designated from among its members an Audit Committee that currently consists of Mr. Parfet (Chairman), Dr. Engelman, Dr. Grossman and Mr. Lillard. See "Audit Committee." The Audit Committee met six times during 2002. The Board of Directors has also designated a Compensation Committee, which currently consists of Ms. Stryker (Chairman), Mr. Cox and Mr. Parfet, and a Stock Option Committee, which currently consists of Ms. Stryker (Chairman) and Mr. Lillard. The duties of these committees are described below under "Executive Compensation -- Report of Compensation and Stock Option Committees on Executive Compensation."

     The Board of Directors has designated a Governance and Nominating Committee, which currently consists of Ms. Stryker (Chairman), Mr. Cox, Dr. Engelman, Dr. Grossman, Mr. Lillard and Mr. Parfet. The Governance and Nominating Committee, which met once during 2002, makes recommendations to the Board of Directors regarding individuals for nomination as director and, in addition, may consider other matters relating to corporate governance. None of the members of the Committee is or ever has been an employee of the Company. The Committee will consider nominees recommended by stockholders. In order to be considered by the Governance and Nominating Committee, nominations for directors to be elected at the 2004 Annual Meeting must be furnished in writing to the Secretary of the Company by November 19, 2003 and should indicate the nominee's name, age and business experience.

                             DIRECTOR COMPENSATION

     The Board of Directors held eight meetings during 2002. All of the directors attended more than 75% of the total meetings of the Board and all committees of which they were members in 2002. Directors who are not employees received directors' fees of $3,500 for each Board meeting attended, $2,250 for each meeting attended via conference call and a fixed annual fee of $40,000. Directors who are also members of committees of the Board received a fee of $2,250 per day for committee meetings attended if such meetings were held on the same day as a Board meeting and $3,500 per day if such meetings were held on a day on which there was not a Board meeting. During 2002, each outside director was granted an option under the Company's 1998 Stock Option Plan (the "Plan") to purchase 5,000 shares of the Company's Common Stock. The Company also makes $50,000 of group life insurance available to its outside directors. In addition, Mr. Cox and Dr. Grossman consulted with the Company with respect to long-range planning. Mr. Cox and Dr. Grossman each received $17,500 for these services in 2002. These consulting services have been discontinued. Also, $74,900 was paid to Dr. Engelman in 2002 as a consultant to the Company. Dr. Engelman continues to serve as a consultant and, accordingly, will no longer serve on the Company's Audit Committee after the Annual Meeting.

                             EXECUTIVE COMPENSATION

GENERAL

     Set forth below is certain summary information with respect to the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (based on amounts reported as salary and bonus for 2002) who were serving as executive officers at December 31, 2002 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                                                SHARES OF
                                                                                  COMMON
                                                       ANNUAL COMPENSATION        STOCK         ALL OTHER
                                                      ---------------------     UNDERLYING     COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR    SALARY($)    BONUS($)     OPTIONS(#)        ($)(1)
        ---------------------------           ----    ---------    --------    ------------    ------------
John W. Brown..............................   2002     875,000     925,000        50,000         187,000
  Chairman of the Board, President and        2001     825,000     825,000        50,000         178,750
  Chief Executive Officer                     2000     750,000     800,000       100,000         159,500

Stephen Si Johnson.........................   2002     383,750     315,000        50,000          69,713
  Vice President;                             2001     330,000     250,000        50,000          62,150
  Group President, Stryker MedSurg            2000     285,000     235,000       100,000          53,350

James R. Lawson............................   2002     450,000     300,000        50,000          77,000
  Vice President;                             2001     385,000     250,000        50,000          69,850
  Group President, Stryker International      2000     338,333     250,000       100,000         185,498

Edward B. Lipes............................   2002     475,000     465,000        50,000          99,550
  Vice President;                             2001     450,000     430,000        50,000          93,500
  Group President, Stryker Howmedica
     Osteonics                                2000     415,000     400,000       100,000          84,150

David J. Simpson...........................   2002     464,583     475,000        50,000          99,504
  Vice President, Chief Financial Officer     2001     433,333     440,000        50,000          91,667
  and Secretary                               2000     395,417     400,000       100,000          84,746

---------------
(1) Represents the Company's contributions, including matching of voluntary contributions by such person, under its 401(k) plan and its supplemental deferred compensation plan and, in the case of Mr. Lawson, includes $144,314 paid in 2000 pursuant to arrangements entered into in connection with his becoming an employee of the Company following the acquisition of the Howmedica division of Pfizer Inc. in late 1998.

STOCK OPTIONS

     The following table contains information covering options to purchase shares of the Company's Common Stock granted to the Named Executives in 2002 pursuant to the Company's 1998 Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF
                                     SHARES OF    PERCENT OF
                                       COMMON       TOTAL
                                       STOCK       OPTIONS
                                     UNDERLYING    GRANTED
                                      OPTIONS         TO       EXERCISE                      GRANT DATE
                                      GRANTED     EMPLOYEES     PRICE                       PRESENT VALUE
NAME                                   (#)(1)      IN 2002      ($/SH)    EXPIRATION DATE      ($)(2)
----                                 ----------   ----------   --------   ---------------   -------------
John W. Brown......................    50,000        2.6        52.80     April 28, 2012      1,150,000
Stephen Si Johnson.................    50,000        2.6        52.80     April 28, 2012      1,150,000
James R. Lawson....................    50,000        2.6        52.80     April 28, 2012      1,150,000
Edward B. Lipes....................    50,000        2.6        52.80     April 28, 2012      1,150,000
David J. Simpson...................    50,000        2.6        52.80     April 28, 2012      1,150,000

---------------

(1) Such options were granted at 100% of fair market value on the date of grant and become exercisable as to 20% of the shares covered thereby on each of the first five anniversary dates of the date of grant.

(2) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model and assumes a risk-free rate of return of 3.76%, an expected option life of 6.5 years, a dividend yield of approximately 0.18% and a stock volatility of 37.4%. No adjustment was made for nontransferability or forfeitures. Such assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. Such information, which is presented in accordance with the requirements of the Securities and Exchange Commission, is not necessarily indicative of the actual value that such options will have to the Named Executives, which will be dependent upon market prices for the Common Stock.

     The following table sets forth information with respect to option exercises during 2002 by the Named Executives and as to the unexercised options held by them at December 31, 2002.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SHARES
                                                                 UNDERLYING
                                                                UNEXERCISED        VALUE OF UNEXERCISED
                                     SHARES                      OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                    ACQUIRED                 FISCAL YEAR-END(#)    FISCAL YEAR-END($)(1)
                                       ON          VALUE     ------------------   -----------------------
                                    EXERCISE     REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                                   (#)        ($)(1)       UNEXERCISABLE           UNEXERCISABLE
----                               -----------   ---------   ------------------   -----------------------
John W. Brown....................    120,000     5,145,600    654,000/206,000      32,466,220/6,096,280
Stephen Si Johnson...............         --            --    276,000/184,000      13,870,640/5,150,760
James R. Lawson..................         --            --     86,000/174,000       3,135,940/4,647,960
Edward B. Lipes..................         --            --    270,000/206,000      12,347,940/6,096,280
David J. Simpson.................     40,000     2,178,000    294,000/206,000      13,694,820/6,096,280

---------------

(1) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock as reported by The New York Stock Exchange-Composite Transactions for the exercise date or December 31, 2002, as the case may be.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

     There are three basic elements in the Company's executive compensation program -- base salary, bonus and stock options. The Compensation Committee, which reviews executive compensation on an annual basis and is responsible for determinations regarding base salary and bonuses, formally met in December 2001 and December 2002. The members of the Compensation Committee, each of whom is an independent outside director, are Ms. Stryker (Chairman), Mr. Cox and Mr. Parfet. Stock option awards are made by the Stock Option Committee, the members of which are Ms. Stryker (Chairman) and Mr. Lillard.

     The salaries of the Company's executive officers for 2002 were determined at the meeting of the Compensation Committee held in December 2001. Prior to such meeting, the members of the Committee were provided with a broad-based survey report on executive compensation for U.S. corporations generally, prepared by The Conference Board, and publicly available compensation information for other companies in the health care industry. The Chief Executive Officer reviewed the overall performance of each of the other executive officers during the year with the Committee at its December 2001 meeting. Based on a subjective evaluation of such performance and the Company's overall performance during the prior year and, in the case of division officers, that of the respective divisions, as well as general consideration of the information contained in the survey reports reviewed, the base salaries of the Company's executive officers, including Mr. Brown, were established by the Committee.

     A substantial portion of the annual compensation of each of the Named Executives consists of the bonus element. In determining the amount of the bonus to be paid to each Named Executive, the results of mathematical computations in which the performance of the Company, in the case of Mr. Brown (the Chief Executive Officer) and Mr. Simpson (the Chief Financial Officer), whose responsibilities are at the corporate level, and of the operations for which such person had direct management responsibility, in the case of the other Named Executives, is compared to goals and objectives established at the beginning of the year are reviewed and a percentage so determined is applied to the dollar bonus potential established for each person at the beginning of the year. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, the Named Executive's total cash compensation should be in the upper end of the range for companies of a comparable size. The primary elements in such calculation for the Named Executives in 2002 were earnings growth and cash flow. The final determination of the actual bonuses paid included a subjective evaluation of individual performance in light of the competitive environment in the operations for which they have responsibility and other challenges faced by such persons and achievements by them during the year.

     The Company has had stock option plans in effect since it became a publicly-held company in 1979. The purpose of these plans has been to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the long-range interests of such persons with those of stockholders by providing them with the opportunity to build a meaningful stake in the Company. Historically, stock options have had significant value to optionees, reflecting the appreciation in the market value of the Common Stock. The determination with respect to the number of options to be granted to any particular executive officer is subjective in nature and no specific performance measures or factors are applied. The number and status of options previously granted to an individual are not accorded significant weight in the determination. Current option grants are intended to encourage performance that will result in continued appreciation. Outstanding option grants, all of which have a ten-year term, become exercisable as to 20% on the first anniversary of the date of grant and as to an additional 20% on each successive anniversary. Accordingly, to realize the full value thereof, an executive officer must remain in the Company's employ for five years from the date of grant. Management of the Company believes that the stock option plans have been helpful in attracting and retaining skilled executive personnel.

     Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other Named Executive to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. The 1998 Stock Option Plan limits the number of options that may be granted to any employee or director in any calendar year to 500,000, thereby ensuring that gain recognized on the exercise of options will be treated as performance-based compensation. It is the Committee's intent that executive compensation generally be deductible. However, the Committee will authorize compensation that is not entirely deductible when doing so is consistent with its other compensation objectives and overall compensation philosophy.

                                        Compensation Committee
                                          Ronda E. Stryker, Chairman
                                          Howard E. Cox, Jr.
                                          William U. Parfet

                                        Stock Option Committee
                                          Ronda E. Stryker, Chairman
                                          John S. Lillard

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company, the Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index. The graph assumes $100 invested on December 31, 1997 in the Company's Common Stock and each of the indices.
[PERFORMANCE GRAPH]

                                                   STRYKER CORPORATION            S&P 500 INDEX         S&P HEALTH CARE 500 INDEX
                                                   -------------------            -------------         -------------------------
1997                                                     100.00                      100.00                      100.00
1998                                                     148.14                      128.58                      143.88
1999                                                     187.67                      155.63                      128.54
2000                                                     273.16                      141.46                      176.16
2001                                                     315.70                      124.65                      155.12
2002                                                     363.68                       97.10                      125.92

--------------------------------------------------------------------------------------------------------------
                                          1997        1998        1999        2000        2001        2002
--------------------------------------------------------------------------------------------------------------
 Stryker Corporation                     $100.00     $148.14     $187.67     $273.16     $315.70     $363.68
--------------------------------------------------------------------------------------------------------------
 S&P 500 Index                           $100.00     $128.58     $155.63     $141.46     $124.65     $ 97.10
--------------------------------------------------------------------------------------------------------------
 S&P Health Care 500 Index               $100.00     $143.88     $128.54     $176.16     $155.12     $125.92
--------------------------------------------------------------------------------------------------------------

                                AUDIT COMMITTEE

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Board of Directors has determined that the members of the Audit Committee are "independent," as defined in the corporate governance listing standards of the New York Stock Exchange relating to audit committees, meaning that they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It meets with management and the Company's independent public accountants throughout the year and reports the results of its activities to the Board of Directors. In this connection, the Audit Committee has done the following:

     - Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with the Company's management;

     - Discussed with Ernst & Young LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

     - Received written disclosure regarding independence from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.



                                        Audit Committee
                                          William U. Parfet, Chairman
                                         Donald M. Engelman
                                         Jerome H. Grossman
                                         John S. Lillard

              RATIFICATION OF THE PERFORMANCE INCENTIVE AWARD PLAN

     The Board of Directors has adopted the Performance Incentive Award Plan (the "Plan") pursuant to which up to 500,000 shares of Common Stock (the "Aggregate Limit") may be awarded to employees of the Company and its operating subsidiaries and divisions in recognition of outstanding performance and achievements in sales, research and development, operations and other areas. In the case of sales-based awards, management of each operating subsidiary and division that desires to establish a program for its sales employees will recommend specific criteria for awards prior to the end of the first quarter of each fiscal year. Upon approval by the Performance Incentive Award Committee (the "Committee"), consisting of the Chairman, President and Chief Executive Officer, the Vice President, Chief Financial Officer and Secretary and the Vice President of Administration and such other or additional persons designated by the Board of Directors, the criteria shall be communicated to eligible sales employees. At the end of each year, actual performance will be measured against the approved criteria and awards will be made to those who have satisfied the criteria. A program has been established on the corporate level to recognize and reward teams and individuals responsible for the best innovations in the research and development area, including inventions, new products, team performance and synergies. The Committee will select the award recipients in this area based on nominations from operating management. The Committee may make awards under the Plan to individuals for outstanding operating performance, measured by criteria such as back order and service levels, based on recommendations made by operating management. In addition, the Committee may, upon the recommendation of corporate, division or subsidiary management, make awards for outstanding performance and achievements in other areas.

     No more than 1,000 shares of Common Stock (the "Employee Limit") may be awarded to an employee with respect to performance for any calendar year and no more than 100,000 shares (the "Annual Limit") may be issued to all employees in the aggregate with respect to performance for any calendar year. No corporate officer of the Company and no officer of any subsidiary or division shall be eligible to receive an award under the Plan. The number of employees that may receive awards under the Plan will vary from year to year but is expected to be in the range of 400 to 700.

     No awards may be made under the Plan for performance in any year after 2012. The Board of Directors may terminate the Plan at any time and may amend the Plan without further action on the part of the stockholders except as required by law, regulation or the rules of the New York Stock Exchange and except that the Aggregate Limit, the Employee Limit and the Annual Limit may not be increased and the expiration date of the Plan may not be extended without stockholder approval.

     The Plan contains an anti-dilution provision that provides for adjustment of the Aggregate Limit, the Employee Limit and the Annual Limit in the event of a stock split, combination of shares, stock dividend or reorganization, merger, consolidation, recapitalization or reclassification of the Company.

     Ratification of the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR the ratification of the Plan. In the event the stockholders do not ratify the Plan, awards will be made with respect to employee performance during 2003, but no award shall be made with respect to performance for any subsequent year unless the Board of Directors shall have reaffirmed the adoption of the Plan.

     Set forth below is information with respect to equity compensation plans under which Common Stock of the Company was authorized for issuance as of December 31, 2002.

                                                                                           NUMBER OF SHARES OF COMMON
                                  NUMBER OF SHARES OF                                     STOCK REMAINING AVAILABLE FOR
                                  COMMON STOCK TO BE                                      FUTURE ISSUANCE UNDER EQUITY
                                ISSUED UPON EXERCISE OF     WEIGHTED-AVERAGE EXERCISE     COMPENSATION PLANS (EXCLUDING
                                 OUTSTANDING OPTIONS,     PRICE OF OUTSTANDING OPTIONS,      SHARES REFLECTED IN THE
        PLAN CATEGORY             WARRANTS AND RIGHTS          WARRANTS AND RIGHTS                FIRST COLUMN)
        -------------           -----------------------   -----------------------------   -----------------------------
Equity compensation plans
  approved by
  stockholders(1).............        12,367,423                     $30.43                         9,567,260
Equity compensation plans not
  approved by
  stockholders(2).............                --                         --                            44,682
                                      ----------                                                    ---------
Total.........................        12,367,423                                                    9,611,942
                                      ==========                                                    =========

---------------

(1) The 1988 Stock Option Plan and 1998 Stock Option Plan of the Company.

(2) Represents shares authorized for issuance under a program similar to the Plan that was in effect for 2002. 36,048 of such shares have been issued to 452 employees in 2003 with respect to performance during 2002. Approximately 1,800 additional shares will be issued to approximately 43 additional employees under the program.

                                 MISCELLANEOUS

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Audit Committee has appointed Ernst & Young LLP, independent accountants, to audit the accounts of the Company and its subsidiaries for the year 2003, subject to approval of the scope of the audit engagement and the estimated audit fees, which are to be presented to the Committee at its July meeting. Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The fees billed to the Company by Ernst & Young LLP with respect to the year 2002 were as follows:

Annual Audit Fees...........................................    $1,226,000
Other Audit Related Fees....................................       547,000
All Other Fees..............................................       955,000

     The Annual Audit Fees include amounts billed for the audit of the Company's annual consolidated financial statements for the year 2002 and the timely review of the financial statements included in the Forms 10-Q filed by the Company during the year. Other Audit Related Fees include amounts billed for the completion of statutory audits required in certain foreign jurisdictions and audits of the Company's employee benefit plans. There were no Financial Information System Design and Implementation Fees. Fees billed for other non-audit services primarily include tax related services. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2003. The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors, among others, to file reports with respect to changes in their ownership of Common Stock. John S. Lillard, a director of the Company, was one day late in filing a Statement of Changes of Beneficial Ownership of Securities on Form 4 with respect to one transaction in October 2002.

OTHER ACTION

     Management has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.

EXPENSES OF SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of the stock held of record by such persons.

                                          By Order of the Board of Directors

                                          Dean H. Bergy
                                          Secretary

March 19, 2003

                                   P R O X Y

                                  DETACH HERE

--------------------------------------------------------------------------------

                              STRYKER CORPORATION
                                 P.O. BOX 4085
                            KALAMAZOO, MI 49003-4085

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 19, 2003, hereby appoints JOHN S. LILLARD and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 22, 2003, or at any adjournment thereof, as set forth on the reverse side hereof.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                             YOUR VOTE IS IMPORTANT
               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                  DETACH HERE

--------------------------------------------------------------------------------

                        (Continued from the other side)

THE BOARD OF DIRECTORS RECOMMENDS a vote FOR all nominees and FOR the ratification of the Performance Incentive Award Plan.

(1) Election of Directors -- John W. Brown, Howard E. Cox, Jr., Donald M. Engelman, Ph.D., Jerome H. Grossman, M.D., John S. Lillard, William U. Parfet, Ronda E. Stryker

   [ ] FOR, except nominee(s) written below:      [ ] WITHHOLD authority to vote
    for all nominees

--------------------------------------------------------------------------------

(2) Ratification of the adoption of the Performance Incentive Award Plan

   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM (1), FOR RATIFICATION OF THE PERFORMANCE INCENTIVE AWARD PLAN AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS.

                                                   DATED: , 2003

                                                   -----------------------------
                                                   SIGNATURE

                                                   -----------------------------
                                                   SIGNATURE IF HELD JOINTLY

                                                   PLEASE SIGN EXACTLY AS NAME
                                                   APPEARS ABOVE. WHEN SHARES
                                                   ARE HELD BY JOINT TENANTS,
                                                   BOTH SHOULD SIGN. WHEN SIGNED
                                                   AS ATTORNEY, AS EXECUTOR,
                                                   ADMINISTRATOR, TRUSTEE OR
                                                   GUARDIAN, PLEASE GIVE FULL
                                                   TITLE AS SUCH. IF A
                                                   CORPORATION, PLEASE SIGN IN
                                                   FULL CORPORATE NAME BY
                                                   PRESIDENT OR OTHER AUTHORIZED
                                                   OFFICER. IF A PARTNERSHIP,
                                                   PLEASE SIGN IN PARTNERSHIP
                                                   NAME BY AUTHORIZED PERSON.